Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports Third Quarter 2008 Results

- Continues substantial turnaround generating revenues of $30.1 million compared to $15.4 million in Q307 -

- Posts third consecutive profitable quarter with EPS of $0.02 compared to loss of $0.13 per share in Q307 -

- Wins and ships strategic award for new GSM phone in Mexico -

- Launches M2M security device and secures first order -

- Reiterates guidance for record revenues & profitability in 2008 -

SAN DIEGO, CA – November 6, 2008 – Axesstel, Inc. (AMEX: AFT), a recognized leader in the design and development of fixed wireless voice and broadband data products, reported results for the third quarter and nine months ended September 28, 2008.

Clark Hickock, CEO of Axesstel, stated, “We have achieved a substantial turnaround in our performance compared to last year. In the third quarter, we delivered strong revenue of $30.1 million, almost double our third quarter 2007 revenue and bringing our year-to-date revenue to $86.3 million, which surpassed our revenue for all of 2007. As expected, product mix pushed the third quarter’s gross margin to 21 percent. However, our year-to-date gross margin is 24 percent, and we are above target for our annual gross margin goal of 21 percent to 23 percent. For the quarter, we recorded EPS of $0.02, bringing the year-to-date EPS to $0.08. We are ahead of plan to meet our 2008 guidance for record revenue of over $100 million and profitability for the year.”

“The Americas and EMEA performed well during the third quarter generating $16.4 million and $11.0 million, respectively, as a result of both new customers and expanding existing customer relationships. Our complete line of GSM and CDMA products are increasing our opportunities in these markets. For example, we identified Mexico as a strategic target for 2008. This quarter, we won a competitive bid from a large GSM operator in Mexico and we expect a large follow on order in the fourth quarter.”

“Also, we are very excited about the launch of our first machine-to-machine (M2M) solution and expect to make initial product deliveries in the fourth quarter. The AxessGuard™I works with either GSM or CDMA technology and pairs our phones and terminals with a security device that will generate an alert via instant message service in the event of a security breach. In addition to offering this product to new subscribers, we will be marketing AxessGuard to our existing customer base of over three million phone users who can purchase the security device and integrate it to their phones with a simple software download. We believe AxessGuard is a great entry to the M2M arena, and we look forward to pursuing additional M2M growth areas such as more security products, point of sales devices, telemetry data, CCTV surveillance and more.”

“In late 2007, we completed significant cost reductions providing a head start on actions required in tough economic times. As such, we are ahead of the curve in rationalizing our business operations and are prepared to capitalize on our investment in the rapidly growing emerging markets. We are encouraged by our 2008 results. With our full complement of CDMA and GSM voice and broadband data products, we have laid the foundation for a strong and stable base in 2009 and continue to be excited about our prospects,” Hickock concluded.

Financial Results

Revenues for the third quarter of 2008 were $30.1 million, compared to revenues of $15.4 million in the third quarter of 2007. In the third quarter, data product revenue was $11.2 million, compared to $9.9 million in the 2007 third quarter, contributing 37 percent of revenue this quarter versus 64 percent a year ago. The expected shift in product mix and revenue contribution impacted gross margin, which was $6.5 million or 21 percent of revenue for the third quarter 2008, compared to $3.5 million or 23 percent of revenue for the same period last year. Net income was $433,000 or $0.02 per diluted share, compared to a net loss of $3.0 million or $0.13 per diluted share in the third quarter of 2007.

For the nine months ended September 28, 2008, the company reported revenue of $86.3 million, increasing 26 percent compared to $68.6 million for the first nine months of 2007. Gross margin as a percent of revenue improved to 24 percent, compared to 21 percent for the same period last year. Net income for the first nine months of 2008 was $1.9 million or $0.08 per share, compared to a net loss of $4.0 million or $0.17 per share for the first nine months 2007.

Pat Gray, Axesstel’s CFO, stated, “This quarter we posted our third consecutive quarter of profitably. At quarter end, the company had cash and cash equivalents of $3.0 million, up from $555,000 at December 31, 2007. We continue to use our Wells Fargo line of credit. During the quarter, we increased our eligible credit limit to approximately $12 million subject to qualified receivables and had utilized $2.9 million at September 28, 2008. While we are cautious about the macro-economic pressures, we continue to believe our strategic banking relationships will provide us the necessary working capital to grow our business.”

Outlook

The company reiterated its expectations of full year 2008 revenues to exceed $100 million, up from $82.4 million in 2007. Additionally, the company continues to believe data products will contribute more than $60 million in revenues in 2008, up from $34.9 million in 2007, and will exceed phone revenues for the first time on an annualized basis. Product mix and customer demand can impact gross margin and profitability on a quarterly basis. However, based on its ongoing assessment of the market, management is optimistic about delivering profitability for the year.

Recent Highlights

•

Launched its first M2M product: new AxessGuard™I, an innovative and cost-effective security device that detects motion and notifies the user through connection to an existing Axesstel CDMA or GSM fixed wireless phone or terminal.

•

Demonstrated products supporting Arabic language user interface, the new HSUPA ExpressCard/34 advanced modem and the entire suite of broadband data and fixed wireless phones and terminal products at GiTex 2008 in Dubai in October.

•	Competitively won a bid from a large operator in Mexico for GSM phones.

•	Launched the EU230 HSUPA Mini ExpressCard/34 for High-Speed Uplink Packet Access (HSUPA) networks.

•	Executed a new distributor agreement with GetWireless, a North American distributor, and received an initial purchase order for the MV440 EV-DO Rev. A Gateway with Wi-Fi router.

•

Ranked number 14 in Deloitte’s Technology Fast 50 Program for San Diego, a ranking of the 50 fastest growing technology, media, telecommunications, and life sciences companies in the area by Deloitte LLP.

Conference Call

Axesstel will host a conference call at 8:00 AM PT (11:00 AM ET) on Thursday, November 6, 2008, to discuss its third quarter 2008 results. Participating in the call will be Clark Hickock, chief executive officer, and Patrick Gray, chief financial officer. The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-706-634-9407. There is no pass code required for this call.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Thursday, November 6 at 2:00 p.m. ET through Monday, November 10 at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code is 68173980.

ABOUT AXESSTEL, INC.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

(C) 2008 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Net revenues	$30,051,128	$15,433,041	$86,317,041	$68,648,768
Cost of goods sold	23,598,449	11,919,325	65,215,447	53,984,206

Gross margin	6,452,679	3,513,716	21,101,594	14,664,562
Operating expenses:
Research and development	1,206,418	1,677,174	3,659,484	5,355,302
Selling, general and administrative	4,613,804	4,681,329	14,146,693	13,016,018

Total operating expenses	5,820,222	6,358,503	17,806,177	18,371,320

Operating income (loss)	632,457	(2,844,787)	3,295,417	(3,706,758)
Other income (expense):
Interest and other income	6,404	11,618	21,752	51,154
Interest and other expense	(144,856)	(170,550)	(1,368,476)	(324,216)

Total other income (expense)	(138,452)	(158,932)	(1,346,724)	(273,062)

Income (loss) before provision for income taxes	494,005	(3,003,719)	1,948,693	(3,979,820)
Provision for income taxes	60,928	—	60,928	—

Net income (loss)	433,077	(3,003,719)	1,887,765	(3,979,820)
Earnings (loss) per share:
Basic	$0.02	($0.13)	$0.08	($0.17)

Diluted	$0.02	($0.13)	$0.08	($0.17)

Weighted average shares outstanding:
Basic	23,228,982	22,903,982	23,228,982	22,886,839

Diluted	23,750,026	22,903,982	23,571,439	22,886,839

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	September 28, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$3,012,941	$555,301
Accounts receivable, net	31,110,306	20,801,710
Inventory	1,344,589	2,535,433
Prepayments and other current assets	858,085	1,295,697

Total current assets	36,325,921	25,188,141
Property and equipment, net	1,123,479	1,694,493
Other assets:
License, net	1,297,324	1,609,304
Other, net	437,616	871,059

Total other assets	1,734,940	2,480,363

Total assets	$39,184,340	$29,362,997

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 28, 2008	December 31, 2007
Current liabilities:
Accounts payable	$25,292,942	$22,619,976
Bank financing	2,852,878	490,000
Customer advances	5,375	286,806
Accrued commissions	3,218,430	1,645,099
Accrued royalties	1,863,102	767,000
Accrued warranties	460,000	460,000
Accrued expenses and other current liabilities	2,478,617	1,818,279

Total current liabilities	36,171,344	28,087,160
Stockholders’ equity	3,012,996	1,275,837

Total liabilities and stockholders’ equity	$39,184,340	$29,362,997